UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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CELANESE CORPORATION
(Name of Registrant as Specified In Its Charter)
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Commencing on April 8, 2019, the following letter will be sent to certain stockholders of Celanese Corporation:

Celanese Corporation 222 W. Las Colinas Blvd., Suite 900N Irving, TX 75039 Phone: 972 443 4000

April 8, 2019

Dear Celanese Stockholders:

We previously provided you with our 2019 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”). We wanted to alert you to some important changes that will be occurring. Today we announced that our Board of Directors has completed its search for a successor CEO and has elected Lori J. Ryerkerk as our Chief Executive Officer and President effective May 1, 2019. Mark C. Rohr, our current Chairman and Chief Executive Officer, will continue as Chairman of the Board in the role of Executive Chairman. We issued a press release and filed with the SEC a Current Report on Form 8-K describing Ms. Ryerkerk’s background and compensation plan. This letter supplements the information included in the Proxy Statement, specifically our disclosures concerning the reasons for certain 2018 executive pay decisions.

We ask for your support at our 2019 Annual Meeting of Stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals included in our Proxy Statement. In particular, we are requesting your support on Proposal 2, the advisory vote to approve Celanese’s executive compensation (the “Say-on-Pay Proposal”).

As you may be aware, the proxy advisory firms of Glass Lewis & Co. and Egan-Jones Rating Company have recommended that their clients vote FOR this year’s Say-on-Pay Proposal, and we are grateful for their support. Institutional Shareholder Services (“ISS”) is not currently recommending in support of our compensation program.

Including the 2018 RSU award, 83% of the CEO’s equity awards have been performance-based from 2013-2018.
We strongly disagree with the ISS recommendation and analysis and we are providing additional information to assist stockholders in understanding our program and to explain why we deserve your support. Our understanding is that despite achieving a “Low Concern” on all of ISS’ quantitative tests,

ISS is concerned that the long-term incentive award granted to our Chief Executive Officer (“CEO”) in February 2018 was exclusively time-based restricted stock units (“RSUs”) instead of performance-based restricted stock units (“PRSUs”), which previously had been used.

Our compensation philosophy is “pay for performance,” with a large majority of each named executive officers’ (“NEOs”) short- and long-term incentive compensation awards being performance-based. For example, over the 5-year period of 2013-2017, 100% of our CEO’s long-term incentive compensation awards were performance-based. Including the 2018 RSU award, 83% of the CEO’s equity awards have been performance-based from 2013-2018. Over this period, the large majority of every other NEOs’ long-term incentive compensation has also been performance-based.

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Each year our Compensation and Management Development Committee (the “Compensation Committee”) sets rigorous goals for each of the metrics of our incentive programs. Our “pay for performance” philosophy and our incentive plans have worked very well. As noted in our Proxy Statement, in 2018, after this grant was made, we had record Company performance measured by revenues and earnings.

In 2018 . . . we had record Company performance . . . Such performance illustrates that there is no misalignment of our incentive plans with our performance. In addition, we passed the quantitative pay for performance alignment tests of both Glass Lewis and ISS for 2019.

Also, as noted in our Proxy Statement, measured at December 31, 2018, our 5-year TSR was 78.5%, while the S&P 500 Index was 50.3% and our Peer Group was 35.9% over the same period. Such performance illustrates that there is no misalignment of our incentive plans with our performance. In addition, we passed the quantitative pay for performance alignment tests of both Glass Lewis and ISS for 2019. “Pay for performance” remains our philosophy.

Our Board of Directors takes its on-going responsibilities concerning CEO succession very seriously - at least annually looking at talent assessments and executive development plans of potential long-term internal candidates. In April 2017, our CEO became eligible for retirement benefits. In February 2018, when the Compensation Committee made its annual long term incentive (equity) grants, the Compensation Committee decided to change the CEO’s long-term incentive award to RSUs based on unique succession considerations. At the time the grant was made, the Board and the Compensation Committee had been working on a confidential CEO succession plan and had assumed that an orderly plan would be announced and completed during 2018. The Compensation Committee believed that an RSU award was more appropriate than the typical PRSU award, which is based on a three-year performance period. Additionally, our CEO is a valuable asset, not only to Company results and culture, but to our investors. The Board desired to keep the CEO involved and motivated from recruitment through a full transition to our next CEO, and believed that the best way to achieve that was to give the CEO clarity around his equity compensation through the entire transition, including aligning his pay package with a potential role as executive chair while continuing to hold him accountable for Company performance. This decision was made after careful deliberation, including advice from the Compensation Committee’s independent compensation consultant, and was ultimately based solely on the best interests of the Company and stockholders. The decision should not be misconstrued as a shift away from our pay for performance philosophy, as evidenced by the facts that (1) the rest of the NEOs1 in 2018 received 100% PRSUs, and (2) as noted below, a large percentage of our new CEO’s pay package is performance-based.

The confidential CEO succession process took longer than expected, with the Board highly focused on evaluating internal and external candidates to find the most complementary fit. Today we announced that our Board of Directors has completed its search for a successor CEO and elected Lori J. Ryerkerk as our Chief Executive Officer and President effective May 1, 2019. We issued a press release and filed with the SEC a Current Report on Form 8-K describing Ms. Ryerkerk’s background and compensation plan. Specifically, 70% of the grant date value of her 2019 annual equity award is PRSUs, like the other NEOs, and consistent with our “pay for performance” philosophy.2 Mr. Rohr, our current CEO, will remain on our Board of Directors and will serve as Chairman of the Board in the role of Executive Chairman.

Taken together with the full context, the Compensation Committee’s decisions in February 2018 on the CEO’s 2018 equity award were not only reasonable but very much in the best interest of the Company and our stockholders based on the specific facts and circumstances surrounding this one situation of CEO succession. For these reasons, we ask that you vote in favor of our Say-on-Pay Proposal.

WE RECOMMEND THAT YOU VOTE FOR OUR SAY-ON-PAY PROPOSAL (PROPOSAL 2).

Our stockholders have overwhelmingly supported the structure of our executive compensation program in the past. At each of the 2017 and 2018 annual meetings of stockholders, our say-on-pay proposal was approved by more than 98% of the votes cast. Also, the proxy advisory firms, including ISS, recommended a vote for approval of our say-on-pay proposals in 2017 and 2018 and, with respect to ISS’ recommendation in 2018, specifically stated that “After a review of the company’s pay program and practices, support for this proposal is warranted, as pay and performance are reasonably aligned at this time.” Our executive compensation philosophy and program has remained consistent and stockholder value-oriented throughout these years.

We believe that the information provided in our Proxy Statement and this letter clearly demonstrate our strong commitment to pay for performance. We remain committed to aligning our executive compensation program with the interests of our

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stockholders. We will continue to ask for your input as we further refine our executive compensation programs to best align pay for performance and enhance our positive compensation and governance practices.

Thank you for your consideration. If you have any questions, please contact Chuck Kyrish, Vice President, Investor Relations, and Treasurer at (972) 443-4574 or at chuck.kyrish@celanese.com.

Celanese Corporation

James R. Peacock III	Kathryn M. Hill
Vice President, Deputy General Counsel	Chair, Compensation and Management
and Corporate Secretary	Development Committee

BACKNOTES

1 Kevin S. Oliver, who was named in our 2019 Proxy Statement, received both RSUs and PRSUs due to his unique position with the Company and transition to our European office.

2 Ms. Ryerkerk is also receiving a sign-on award of RSUs, typical of our new senior executive hires.

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